EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in Registration Statement No. 333-180221 on Form S-8 of our report dated February 22, 2013, relating to the consolidated financial statements of Yelp Inc. and subsidiaries (collectively, the “Company) which report expresses an unqualified opinion and includes an explanatory paragraph with respect to the retrospective adoption of new accounting guidance related to the presentation of comprehensive income appearing in the this Annual Report on Form 10-K of the Company for the year ended December 31, 2012.

          /S/ DELOITTE & TOUCHE LLP

San Jose, California
February 26, 2013